EXHIBIT 99.1

NEXSTAR MEDIA GROUP DECLARES QUARTERLY CASH DIVIDEND OF $1.35 PER SHARE

IRVING, Texas (July 27, 2023) – Nexstar Media Group, Inc. (NASDAQ: NXST) announced today that its Board of Directors declared a quarterly cash dividend of $1.35 per share of its common stock. The dividend is payable on Thursday, August 24, 2023, to shareholders of record on Thursday, August 10, 2023.

While the Company intends to pay regular quarterly cash dividends for the foreseeable future, all subsequent dividends will be reviewed quarterly and declared by the Board of Directors at its discretion.

About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that produces and distributes engaging local and national news, sports and entertainment content across television, streaming and digital platforms, including more than 300,000 hours of news, sports, and entertainment programming each year. Nexstar owns America’s largest local broadcasting group comprised of top network affiliates, with 200 owned or partner stations in 116 U.S. markets reaching 212 million people. Nexstar’s national television properties include The CW, America’s fifth major broadcast network, NewsNation, America’s fastest-growing national news and entertainment cable network reaching 70 million television homes, popular entertainment multicast networks Antenna TV and Rewind TV, and a 31.3% ownership stake in TV Food Network. The Company’s portfolio of digital assets, including The Hill and BestReviews, are collectively a Top 10 U.S. digital news and information property. In addition to delivering exceptional content and service to our communities, Nexstar provides premium multiplatform and video-on-demand advertising opportunities at scale for businesses and brands seeking to leverage the strong consumer engagement of our compelling content offering. For more information, please visit nexstar.tv.

Investor Contacts:

Lee Ann Gliha

Executive Vice President and Chief Financial Officer

Nexstar Media Group, Inc.

972/373-8800

Joseph Jaffoni, Rich Land, James Leahy

JCIR

212/835-8500 or nxst@jcir.com

Media Contact:

Gary Weitman

EVP and Chief Communications Officer

972/373-8800

gweitman@nexstar.tv

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